Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-211278, 333-182982, 333-129772 and 333-33616 on Form S-8 and 333-223187 on Form S-3 of our reports dated February 13, 2019, relating to the consolidated financial statements and financial statement schedules of Loews Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018 (which report expresses an unmodified opinion and includes an explanatory paragraph relating to a change in accounting principle for the recognition and measurement of equity securities).

/s/ DELOITTE & TOUCHE LLP

New York, NY

February 13, 2019